Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports second quarter earnings of $0.20 per share

•	Diluted earnings per share for the second quarter of 2012 was 20 cents, a 5.3 percent increase from the first quarter of 2012 and an 11.1 percent increase from the second quarter of 2011.

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The provision for credit losses was $25.5 million for the second quarter of 2012, a $2.5 million, or 8.9 percent, decrease from the first quarter of 2012 and a $10.5 million, or 29.2 percent, decrease from the second quarter of 2011. Non-performing loans decreased $50.0 million, or 17.6 percent, in comparison to the first quarter of 2012. In June 2012, the Corporation sold $44.1 million of non-accrual commercial mortgage, commercial and construction loans to an investor.

•	Net interest income decreased $1.2 million, or 0.8 percent, in comparison to the first quarter of 2012. Net interest margin decreased 7 basis points, or 1.8 percent, to 3.78 percent.

•	In comparison to the first quarter of 2012, other income increased $1.7 million, or 3.3 percent, and other expenses increased $1.4 million, or 1.3 percent.

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In June 2012, the Corporation announced that its board of directors approved a share repurchase program pursuant to which the Corporation is authorized to repurchase up to five million shares, or approximately 2.5 percent of the Corporation's outstanding shares, through December 31, 2012.

Lancaster, PA - (July 17, 2012) - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $39.9 million, or 20 cents per diluted share, for the second quarter ended June 30, 2012, compared to $38.1 million, or 19 cents per diluted share, for the first quarter of 2012. For the six months ended June 30, 2012, net income was $78.0 million, or 39 cents per diluted share, compared to $70.2 million, or 35 cents per diluted share, for the same period in 2011.
“Improved asset quality and continued strong growth in non-interest income, especially from residential mortgage activity, contributed significantly to our second quarter earnings,” said R. Scott Smith, Jr., Chairman and CEO. “We also saw improvement in our return on average assets which is a management priority. In the lending area, we experienced a decrease in the provision for credit losses and sold a group of non-accrual loans that enabled us to further reduce our level of non-performing assets. Even with this sale, end of quarter total outstanding loans increased modestly. While we experienced a decrease in our funding costs, asset yields contracted more rapidly, leading to a reduction in our net interest margin. Our increasing focus on enhancing our risk management and compliance infrastructure was reflected in higher expenses in the second quarter”.

Asset Quality
As mentioned above, in June 2012, the Corporation sold $44.1 million of non-accrual commercial mortgage, commercial and construction loans to an investor. Below is a summary of the transaction (in thousands):

	Real Estate - Commercial Mortgage	Commercial - industrial, financial and agricultural	Real Estate - Construction	Total
Net recorded investment in loans sold	$29,850	$11,520	$2,740	$44,110
Proceeds from sale, net of selling expenses	15,910	5,170	1,850	$22,930
Total charge-off	$(13,940)	$(6,350)	$(890)	$(21,180)

Existing allocation for credit losses on sold loans	$(15,090)	$(7,510)	$(1,520)	$(24,120)

Non-performing assets were $266.3 million, or 1.63 percent of total assets, at June 30, 2012, compared to $317.5 million, or 1.92 percent of total assets, at March 31, 2012 and $348.3 million, or 2.18 percent of total assets, at June 30, 2011.
Annualized net charge-offs for the quarter ended June 30, 2012 were 1.55 percent of average total loans, compared to 0.94 percent for the quarter ended March 31, 2012. Excluding the impact of the loan sale, which resulted in second quarter charge-offs of $21.2 million, annualized net charge-offs to average loans for the second quarter and six months ended June 30, 2012 were 0.84 percent and 0.89 percent, respectively. The allowance for credit losses as a percentage of non-performing loans was 101.4 percent at June 30, 2012 in comparison to 90.9 percent at March 31, 2012.

Net Interest Income and Margin
Net interest income for the second quarter of 2012 decreased $1.2 million, or 0.8 percent, from the first quarter of 2012. Net interest margin decreased 7 basis points, or 1.8 percent, from 3.85 percent in the first quarter of 2012 to 3.78 percent in the second quarter of 2012. The decrease in net interest margin and net interest income was primarily due to yields on interest-earning assets decreasing more than funding costs. Average yields decreased 13 basis points, or 2.8 percent, while average costs decreased 6 basis points, or 6.1 percent. This impact was somewhat mitigated by a $141.0 million, or 0.9 percent, increase in interest-earning assets.

Average Balance Sheet
Total average assets for the second quarter of 2012 were $16.4 billion, an increase of $113.2 million, or 0.7 percent, from the first quarter of 2012, due primarily to a $111.3 million, or 4.0 percent, increase in investment securities.
Average loans, net of unearned income, decreased $13.3 million, or 0.1 percent, in comparison to the first quarter of 2012.

	Quarter Ended		Increase (decrease)
	June 30, 2012	Mar 31, 2012	$	%
	Dollars in thousands
Loans, by type:
Real estate - commercial mortgage	$4,634,436	$4,617,507	$16,929	0.4%
Commercial - industrial, financial, and agricultural	3,529,947	3,585,520	(55,573)	(1.5)%
Real estate - home equity	1,599,702	1,611,565	(11,863)	(0.7)%
Real estate - residential mortgage	1,179,513	1,137,625	41,888	3.7%
Real estate - construction	640,282	641,574	(1,292)	(0.2)%
Consumer	307,071	311,592	(4,521)	(1.5)%
Leasing and other	74,753	73,589	1,164	1.6%
Total Loans, net of unearned income	$11,965,704	$11,978,972	$(13,268)	(0.1)%
Changes in average loans, by type, included a $55.6 million decrease in commercial loans and an $11.9 million decrease in home equity loans. These decreases were partially offset by a $41.9 million increase in residential mortgages and a $16.9 million increase in commercial mortgages.
Average deposits for the second quarter of 2012 decreased $84.6 million, or 0.7 percent, from the first quarter of 2012.

	Quarter Ended		Increase (decrease)
	June 30, 2012	Mar 31, 2012	$	%
	Dollars in thousands
Deposits, by type:
Noninterest-bearing demand	$2,669,152	$2,565,089	$104,063	4.1%
Interest-bearing demand	2,484,730	2,464,452	20,278	0.8%
Savings deposits	3,292,620	3,341,035	(48,415)	(1.4)%
Total demand and savings	8,446,502	8,370,576	75,926	0.9%
Time deposits	3,791,362	3,951,908	(160,546)	(4.1)%
Total Deposits	$12,237,864	$12,322,484	$(84,620)	(0.7)%
The decrease in average deposits in the second quarter of 2012 in comparison to the first quarter of 2012 was a result of a $160.5 million decrease in time deposits, partially offset by a $75.9 million increase in demand and saving accounts. The increase in average demand and savings accounts occurred in personal and business accounts, partially offset by a decrease in municipal account balances.

Non-interest Income
Other income, excluding investment securities gains, increased $1.4 million, or 2.8 percent, in comparison to the first quarter of 2012, led by an increase in mortgage banking income of $1.1 million, or 10.9 percent, due to an increase in pricing spreads and an increase in the volume of new loan commitments. The Corporation also experienced increases in most fee income categories; with a $952,000 increase in other service charges and fees, a $525,000 increase in service charges on deposit accounts and a $445,000 increase in fees for investment management and trust services. These increases were partially offset by a $1.2 million decrease in gains on property sales.
Investment securities gains for the second quarter of 2012 were $1.5 million, compared to $1.3 million for the first quarter of 2012.

Non-interest Expense
Total other expenses increased $1.4 million, or 1.3 percent, in the second quarter of 2012 in comparison to the first quarter of 2012. During the second quarter of 2012, other expenses increased $2.4 million, or 15.0 percent, as a result of an increase in consulting services expense of $2.2 million. Partially offsetting this increase was a $1.3 million decrease in operating risk loss due to a decrease in reserves related to previously sold residential mortgages.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation's investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation's financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” "anticipates," “believes,” “plans,” “expects,” “future,” "intends" and similar expressions which are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Many factors could affect future financial results including, without limitation: the impact of adverse changes in the economy and real estate markets; increases in non-performing assets which may reduce the level of earning assets and require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets; acquisition and growth strategies; market risk; changes or adverse developments in political or regulatory conditions; a disruption in, or abnormal functioning of, credit and other markets, including the lack of or reduced access to markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of, or methodology for determining, FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and other income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; relative balances of rate-sensitive assets to rate-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.
For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation's filings with the Securities and Exchange Commission.
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2012